Exhibit 10.4

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 5th day of November, 2021 (the “Effective Date”), by and between Equity Bank, a Kansas banking corporation (the “Bank”), and Julie Huber (“Executive”). Equity Bancshares, Inc., a Kansas corporation and parent corporation of the Bank (“Parent”), is joining in this Agreement for the limited purpose of reflecting its agreement to provisions in this Agreement applicable to Parent.  Parent, the Bank and their respective subsidiaries and affiliates are referred to collectively as the “Equity Group.” Certain capitalized terms set forth herein have the meaning given to such terms in Section 20.

WHEREAS, the Bank desires to employ Executive and to enter into this Agreement setting forth the terms of such employment; and

WHEREAS, Executive agrees to accept such employment and to provide such services to the Bank in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein made and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Term of Employment; Duties.

(a)Term. Unless earlier terminated in accordance with Section 3, the term of this Agreement and Executive’s employment hereunder (the “Term”) will be for an initial period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date; provided that on the third (3rd) anniversary of the Effective Date and on each anniversary of such date thereafter (such date and each annual anniversary thereof a “Renewal Date”), the Term will automatically extend so as to terminate one year from such Renewal Date unless, at least 90 days before the applicable Renewal Date, either party gives notice to the other that the Term will not be so extended.  Upon termination of this Agreement and Executive’s employment hereunder for any reason, Executive will be deemed to have resigned from all positions that Executive holds as an officer or member of the board of directors of any member of the Equity Group.

(b)Title and Duties. During the Term, Executive will serve as Chief Strategy Officer and Executive Vice President and be located at the Wichita Rock Road location. In such positions, Executive will have such duties and perform such services as are commensurate with Executive’s position and such other duties and services as are from time to time reasonably assigned to Executive by the Direct Supervisor. Executive will report to the Direct Supervisor.  Executive agrees that he or she will at all times and to the best of his or her ability and experience faithfully perform all of the duties that may be required of him or her pursuant to the terms of this Agreement and will comply with all laws and regulations of appropriate governmental entities and all policies and procedures adopted by the Equity Group and applicable to Executive. Executive agrees to devote his or her full business time and attention to the performance of his or her obligations hereunder.

(c)Other Activities. During the Term, Executive may serve on civic, charitable or other not-for-profit boards or committees, manage personal investments and, subject to the prior written approval of the Direct Supervisor, serve on boards of for-profit entities, in each case so long as such activities do not create a conflict of interest with any member of the Equity Group, interfere with the performance of Executive’s duties responsibilities hereunder, or violate any provision of this Agreement (including, without limitation, Section 4).

2.Compensation and Benefits.

(a)Base Salary.  During the Term, the Bank will pay to Executive an annualized base salary of $285,000 per year, payable in accordance with the Bank’s normal payroll practices. The base salary will be subject to annual review for increase but may not be decreased without Executive’s consent.  As used in this Agreement, the term “Base Salary” means, as of any given date, Executive’s annualized base salary as of such date.

(b)Annual Bonus.  For each calendar year ending during the Term, Executive will be eligible to earn an annual bonus (the “Annual Incentive Bonus”), provided that Executive does not earn any Annual Incentive Bonus for the prior completed calendar year if Executive engages in any acts or omissions constituting Cause for termination. The target Annual Incentive Bonus is equal to 50% of Base Salary (the “Target Bonus Amount”), prorated for the calendar year during which Executive is hired. The Target Bonus Amount will be reviewed annually by the Board (or a committee thereof) and may be adjusted upward in the Board’s sole discretion, but not downward during the initial year of the term. The actual amount of the Annual Incentive Bonus with respect to any calendar year will be determined by the Board (or a committee thereof) based on Executive’s and the Equity Group’s fulfillment of performance goals established by the Board or the Direct Supervisor with respect to the applicable calendar year. The Annual Incentive Bonus for any calendar year will (if and to the extent earned) be paid no later than the March 15th following the completion of such calendar year. Executive must remain continuously employed with the Equity Group through the payment date of the Annual Incentive Bonus in order to earn such Annual Incentive Bonus.

(c)Long-Term Incentive Awards.  Beginning in the calendar year after Executive is hired and for each calendar year thereafter during the Term, Executive will be eligible to receive annual equity awards (“Annual Equity Awards”) under Parent’s equity incentive plan (the “Equity Plan”), subject to approval of the Board (or a committee thereof). It is currently contemplated that such Annual Equity Awards will have a targeted grant date fair value equal to 50% of  Executive’s Base Salary for the calendar year of grant, and that the terms and conditions of the Annual Equity Awards (including, without limitation, the form of award(s), vesting schedule, performance objectives, and/or restrictive provisions) will be similar to the terms and conditions applicable to the annual equity awards made to the Equity Group’s other similarly situated employees. Any such Annual Equity Awards will be subject to the terms and conditions of the Equity Plan and any grant agreement, award agreement, or similar document entered into or issued in connection therewith.

(d)Employee Benefit Programs. During the Term, Executive will be eligible to participate in all employee benefit programs, including medical, dental and hospitalization programs, now or hereafter made available by the Bank to its senior executives, subject to terms and conditions of such programs, including eligibility. It is understood that the Bank reserves the right to modify and rescind any program or adopt new programs in its sole discretion.

(e)Vacation; Paid Time-Off. Executive will be entitled to paid vacation as outlined in Appendix A.

(f)Business Expenses. The Bank will pay or reimburse Executive’s reasonable business expenses, including expenses incurred for travel on Equity Group business, in accordance with the Bank’s expense reimbursement policies and procedures, as may be adopted or amended from time to time.

(g)Other Compensation and Benefits.  The Bank will pay or provide the compensation and benefits set forth on Appendix A, attached hereto, which is hereby incorporated herein by reference in its entirety and made a part hereof.

3.Termination of Employment. This Agreement and Executive’s employment hereunder may be terminated by the Bank or Executive at any time and for any reason; provided that, unless otherwise provided herein, either party is required to give the other party at least 30 days’ advance written notice of any termination of Executive’s employment. On termination of this Agreement and Executive’s employment hereunder, Executive will be entitled to the compensation and benefits described in this Section 3, subject to any applicable “claw-back” or compensation recovery policy and will have no further rights to any compensation or any other benefits from the Equity Group.

(a)Expiration of the Term, For Cause, or Without Good Reason.  This Agreement and Executive’s employment hereunder may be terminated upon (x) either party’s election not to renew the Term of the Agreement in accordance with Section 1, in which case notice must be provided at least 90 days before the applicable Renewal Date, (y) by the Bank for Cause, or (z) by the Executive without Good Reason. In such event, Executive will be entitled to receive:

(i)Any accrued but unpaid Base Salary and accrued but unused vacation which will be paid in accordance with the Bank’s normal payroll practices following the date of Executive’s termination (the “Termination Date”);

(ii)Any earned but unpaid Annual Incentive Bonus with respect to any completed calendar year immediately preceding the Termination Date, which will be paid on the otherwise applicable payment date (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement); provided that Executive does not earn, and the Bank will not pay, any Annual Incentive Bonus for the prior completed calendar year if Executive’s employment is terminated by the Bank for Cause.  If, following payment of an Annual Incentive Bonus for a calendar year, it is determined by the Bank that grounds existed during such calendar year that would have justified termination of Executive’s employment for Cause if such grounds were known to the Bank, then such unearned Annual Incentive Bonus shall be immediately repayable by Executive to the Bank upon written demand by the Bank, and the Executive hereby authorizes the Bank to withhold or offset the amount of such Annual Incentive Bonus from or against any other amounts payable by the Bank to the Executive;

(iii)Reimbursement for unreimbursed business expenses properly incurred by Executive, which will be subject to and paid in accordance with the Bank’s expense reimbursement policies and procedures in effect at the time; and

(iv)Such employee benefits (including equity compensation), if any, to which Executive may be entitled under the Bank’s employee benefit plans as of Termination Date; provided that, in no event will Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 3(a)(i) through 3(a)(iv) are referred to herein collectively as the “Accrued Amounts”.

(b)Termination by the Bank Without Cause or by Executive for Good Reason. This Agreement and Executive’s employment hereunder may be terminated by Executive for Good Reason or by the Bank without Cause. In the event of such termination, Executive will be entitled to receive the Accrued Amounts and, subject to Executive’s compliance with Section 3(e) and Section 4 of this Agreement, Executive will be entitled to receive continued Base Salary (“Salary Continuation Payments”) for 12 months following the Termination Date payable in equal installments in accordance with the Bank’s normal payroll practices, which will commence on the first regularly scheduled payroll date following the effective date of the Release (defined below). The first installment of the Salary Continuation Payments will include all amounts of Base Salary that would otherwise have been paid to Executive during the period beginning on the Termination Date and ending on the first payment date.

(c)Death or Disability. This Agreement and Executive’s employment hereunder will terminate automatically on the Executive’s death during the Term, and the Bank may terminate Executive’s employment on account of Executive’s Disability. If Executive’s employment is terminated during the Term on account of Executive’s death or Disability, Executive (or Executive’s estate, legal representatives and/or beneficiaries, as the case may be) will be entitled to receive the Accrued Amounts.

(d)Change of Control Termination.  If this Agreement and Executive’s employment hereunder is terminated by Executive for Good Reason, by the Bank (or its successor) without Cause, or due to the Bank’s (or its successor’s) nonrenewal of the Agreement, in each case within 12 months following a Change of Control, then, in lieu of any payment payable to Executive under this Section 3, Executive will be entitled to receive the Accrued Amounts and, to the extent permissible under 12 U.S.C. 1828(k) and 12 C.F.R. Part 359 and subject to Executive’s compliance with Section 3(e) and Section 4, a lump sum payment (the “Change of Control Severance Payment”) equal to 2.99 times the sum of (i) Executive’s Base Salary for the calendar year immediately preceding the calendar year in which the Termination Date occurs and (ii) all other cash compensation paid by the Equity Group and received by Executive during such calendar year (but, for avoidance of doubt, not including the value of any equity-based compensation).  The Change of Control Severance Payment will be paid within 10 days following the effective date of the Release (defined below); provided that if the Release Execution Period (defined below) begins in one taxable year and ends in another taxable year, payment of the Change of Control Severance Payment will be made in the second taxable year.

(e)Release Requirement.  Notwithstanding anything in this Agreement to the contrary, Executive’s right to receive the Salary Continuation Payments or the Change of Control Severance Payment, as applicable, is conditioned on Executive’s execution and delivery of a separation agreement and release of claims in favor of the Equity Group, its officers, directors, employees and agents in a form provided by the Bank (the “Release”) and such Release becoming effective and irrevocable within 60 days following the Termination Date (such 60-day period, the “Release Execution Period”).  The Release will include an affirmation of the restrictive covenants set forth in Section 4, and will be in a form and substance satisfactory to the Bank.

(f)Equity Awards.  Notwithstanding anything in this Agreement to the contrary, the treatment of any equity award held by Executive as of the Termination Date will be determined in accordance with the terms of the applicable Parent equity incentive plan and award agreement.

(g)Severance Benefits Not Includable for Employee Benefits Purposes.  Except to the extent the terms of any applicable benefit plan, policy or program provide otherwise, any benefit programs of the Equity Group that take into account Executive’s income will exclude any and all severance benefits provided under this Agreement.

(h)Exclusive Severance Benefits.  If Executive becomes entitled to receive the Salary Continuation Payments or the Change of Control Severance Payment, as applicable, then such payment(s) will be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Equity Group.

4.Restrictive Covenants.

(a)Confidential Information.

(i)Executive acknowledges that the business of the Equity Group is highly competitive and that the Equity Group will provide Executive with access to Confidential Information relating to the business of the Equity Group, its customers and their respective affiliates. Executive acknowledges that this Confidential Information constitutes a valuable, special, and unique asset used by the Equity Group in its business to obtain a competitive advantage over their competitors.

(ii)Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Equity Group in maintaining its competitive position.  Executive also will have access to, or knowledge of, Confidential Information of third parties, such as actual and potential customers, suppliers, partners, joint venturers, investors, financing sources and the like, of the Equity Group.

(iii)Executive agrees that he or she will not, at any time during or after Executive’s employment or service with the Equity Group, make any unauthorized disclosure of any Confidential Information or make any use thereof except in the carrying out of Executive’s employment responsibilities hereunder. Executive also agrees to preserve and protect the confidentiality of third-party Confidential Information to the same extent, and on the same basis, as the Equity Group’s Confidential Information.

(iv)Executive understands that nothing contained in this Agreement (including, without limitation, Section 4(e)) limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission (“SEC”) or other governmental agency. Executive further understands that nothing in this Agreement (including, without limitation, Section 4(e)) limits Executive’s ability to communicate with the SEC or any other governmental agency or otherwise participate in any investigation or proceeding that may be conducted by the SEC or such other agency, including providing documents or other information, without notice to any member of the Equity Group. This Agreement does not limit Executive’s right to receive an award for information provided to the SEC or any other governmental agency.

(v)Executive and the Equity Group specifically acknowledge that 18 U.S.C. § 1833(b) provides: “An individual will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, notwithstanding anything to the contrary in the foregoing, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.

(b)Non-Competition Obligations.

(i)Executive acknowledges that the Equity Group is providing Executive with access to Confidential Information. Ancillary to Executive’s agreement not to disclose Confidential Information, to protect the Confidential Information described above, and in consideration for Executive’s receiving access to this Confidential Information and compensation stated in this Agreement, the Bank and Executive agree to the following non-competition provisions. Executive agrees that during the Restricted Period, Executive will not, directly or indirectly, (A) engage or participate in the ownership, management, operation, control or financing of, (B) provide any service, advice or assistance regarding the management, operation, formation or acquisition of, or (C) have any financial interest in, whether as organizer, director, advisory director, officer, employee, consultant, partner, contractor, stockholder (other than as a holder of less than 3% of the capital stock of a Financial Institution (defined below), whether the Financial Institution is a privately held company or a reporting company under the Securities Exchange Act of 1934), any national or state commercial bank, credit union, thrift, or savings institution, or any person or entity seeking to acquire or form such an institution or company (“Financial Institution”), competitive with that of the Equity Group or the Equity Group’s business as it exists on the date hereof which has a branch or loan production office located in the Restricted Area, including but not limited to a Financial Institution engaged in, or which controls any entity engaged in, retail banking services, commercial banking services, consumer savings accounts, deposit production, commercial loan production or commercial or commercial real estate lending services in the Restricted Area.

(ii)Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses in the Restricted Area and during the Restricted Period, but acknowledges that these restrictions are necessary to protect the Confidential Information that Executive has provided or made available to Executive.

(iii)Executive agrees that this provision defining the scope of activities constituting prohibited competition with the Equity Group is narrow and reasonable for the following reasons: (i) Executive is free to seek employment with other companies providing services that do not directly or indirectly compete with any business of the Equity Group; (ii) Executive is free to seek employment with other companies in the banking business that do not directly or indirectly compete with any business of the Equity Group; and (iii) there are many other companies in the banking business that do not directly or indirectly compete with any business of the Equity Group. Thus, this restriction on Executive’s ability to compete does not prevent Executive from using and offering the skills that Executive possessed prior to receiving Confidential Information, specialized training, and knowledge from the Equity Group.

(c)Non-Solicitation of Clients and Customers. Executive agrees that during the Restricted Period, Executive will not directly or indirectly solicit, contact or call upon any current or prospective client or customer of the Equity Group with whom Executive had material contact during the course of his or her employment or service with the Equity Group for the purpose of providing banking or banking related services other than through the Equity Group. For this purpose, “material contact” exists between Executive and each current or prospective client or customer: (i) with whom Executive dealt; (ii) whose dealings with the Equity Group were coordinated or supervised by Executive; or (iii) about whom Executive obtained or had access to Confidential Information in the ordinary course of business as a result of Executive’s performance of his duties and responsibilities hereunder.

(d)Non-Solicitation of Employees. Executive agrees that during the Restricted Period, Executive will not, either directly or indirectly, call on, solicit, or induce any other employee or officer of the Equity Group whom Executive had contact with, knowledge of, or association with in the course of employment or service with the Equity Group (a “Covered Employee”) to terminate his or her employment, and will not assist any other person or entity in such a solicitation; provided, however, that the foregoing: (i) shall not apply to any Covered Employee who is no longer employed by the Equity Group or has otherwise resigned from employment with the Equity Group; (ii) shall not prohibit Executive from making a general solicitation for employment that is not targeted at any Covered Employees.

(e)Cooperation.  Executive agrees he or she will reasonably cooperate with the members of the Equity Group  with respect to any matters arising during or related to his employment, including but not limited to reasonable cooperation in connection with any litigation, governmental investigation, or regulatory or other proceeding which may have arisen or which may arise following the execution of this Agreement other than in connection with any litigation or other proceeding commenced by a member of the Equity Group against Executive and other than any litigation or other proceeding commenced by Executive against a member of the Equity Group to enforce Executive’s rights under this Agreement. As part of such reasonable cooperation, Executive shall provide information to the Equity Group and its attorneys with respect to any matter arising during or related to his or her employment, shall make himself or herself reasonably available to meet with Equity Group personnel and the Equity Group’s attorneys, and will, at the Equity Group’s reasonable request and upon reasonable notice, travel to such places as the Equity Group may specify (for which the Equity Group will reimburse Executive for his or her reasonable travel and lodging expenses). Finally, as part of such reasonable cooperation agreed to herein, Executive shall promptly notify Parent’s General Counsel, within three business days, of his or her actual receipt from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or relating to his or her employment or directorship with any member of the Equity Group.

(f)Additional Agreements.  During the period that begins on the Effective Date and ends of the first to occur of (x) the date that is five (5) years following the Termination Date or (y) the date of a Change of Control, Executive agrees that he or she will not, without the prior approval of the Board or in the course of his or her normal duties and responsibilities hereunder on behalf of the Equity Group, directly or indirectly: (i) engage in any solicitation of proxies or consents or become a “participant” in a contested “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to securities of Parent; (ii) seek or submit, or encourage any person or entity to seek or submit, nomination(s) in furtherance of a “contested solicitation” for the appointment, election or removal of directors with respect to Parent or seek, encourage or take any other action with respect to the appointment, election or removal of any directors of Parent, other than a

“solicitation” or acting as a “participant” in support of the nomination and election of all directors then comprising the Incumbent Board, and any individual whose election, or nomination for election to the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board; (iii) make any public proposal, alone or in concert with others, to amend any provision of Parent’s certificate of incorporation or bylaws; or (iv) alone or in concert with others (A) make any proposal for consideration by stockholders of Parent at any annual or special meeting of stockholders of Parent, (B) affirmatively solicit a third party, on an unsolicited basis, to make an offer or proposal (with or without conditions) with respect to any merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Parent, or publicly encourage or support any third party in making such an offer or proposal, (D) publicly comment on any third party proposal regarding any merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to Parent by such third party prior to such proposal becoming public, or (E) call or seek to call a special meeting of stockholders.

(g)Non-Disparagement. Executive represents, covenants and agrees that he or she will not at any time during the Term or after the Termination Date, through any medium, either orally or in writing, including, but not limited to, electronic mail, television or radio, computer networks or internet bulletin boards, blogs, social media, such as Facebook, LinkedIn, or Twitter, or any other form of communication, disparage, defame, impugn, damage or assail the reputation, or cause or tend to cause the recipient of a communication to question the business condition, integrity, competence, good character, professionalism, or business practices of the Equity Group or any its stockholders, directors, officers, employees, as applicable, except when such statement or communication (i) is made in a full and accurate response to any question, inquiry or request for information made in connection with a legal proceeding or a government investigation, (ii) required by the Equity Group’s policies or procedures or made by Executive in the normal course of performing his or her duties on behalf of the Equity Group (including in connection with any public or regulatory filing by a member of the Equity Group), or (iii) is otherwise required by applicable law.

(h)Return of Property.  Executive agrees to deliver promptly to the Bank, upon termination of his or her employment hereunder, or at any other time when the Bank so requests, all documents and other materials (including electronically stored information) received by Executive in connection with the performance of his or her duties hereunder relating to the business of the Equity Group, including without limitation: contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Equity Group and all copies thereof and therefrom; provided, however, that Executive will be permitted to retain copies of any documents or materials of a personal nature or otherwise related to Executive’s rights under this Agreement, copies of this Agreement and any attendant or ancillary documents specifically including any documents referenced in this Agreement and copies of any documents related to Executive’s equity incentive awards and other compensation.

(i)Injunctive Relief.  Executive acknowledges that a breach of any of the covenants contained in this Section 4 may result in material, irreparable injury to the Equity Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat of breach, Parent and/or the Bank will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by this Section 4 or such other relief as may be required to specifically enforce any of the covenants in this Section 4.  Such remedies will be in addition to all other remedies available to Parent and/or the Bank, at law and equity.

(j)Adjustment of Covenants.  The parties consider the covenants and restrictions contained in this Section 4 to be reasonable in all respects. However, if and when any such covenant or restriction is found to be void or unenforceable and would have been valid had some part of it been deleted or had its scope of application been modified, such covenant or restriction will be deemed to have been applied with such modification as would be necessary and consistent with the intent of the parties to have made it valid, enforceable and effective.

5.Proprietary Information; Inventions.

(a)Executive agrees that any and all information and data originated by Executive while employed by the Equity Group and, where applicable, by other employees or associates under Executive’s direction or supervision in connection with or as a result of any work or service performed under the terms of Executive’s employment, will be promptly disclosed to the Bank, will become the Equity Group’s property, and will be kept confidential by Executive. Any and all such information and data, reduced to written, graphic or other tangible form and any and all copies and reproduction thereof will be furnished to the Bank upon request and in any case will be returned to the Bank upon Executive’s termination of employment for any reason.

(b)Executive agrees that Executive will promptly disclose to the Bank all inventions or discoveries made, conceived, or for the first time reduced to practice in connection with or as a result of the work and/or services Executive performs for the Equity Group.

(c)Executive agrees that he or she will assign the entire right, title and interest in any such invention or inventions and any patents that may be granted thereon in any country in the world concerning such inventions to the Bank. Executive further agrees that Executive will, without expense to the Bank other than reimbursement of Executive’s business expenses, execute all documents and do all acts which may be necessary, desirable or convenient to enable the Bank, at its expense, to file and prosecute applications for patents on such inventions, and to maintain patents granted thereon.

6.Notices. All notices, requests, demands and other communications required or permitted hereunder will be in writing and will be deemed to have been given upon receipt when delivered by hand or upon delivery to the address of the party determined pursuant to this Section when delivered by express mail, overnight courier or other similar method to such address or by electronic mail transmission (provided a copy is also sent by registered or certified mail or by overnight courier), or three (3) business days after deposit of the notice in the US mail, if mailed by certified or registered mail, with postage prepaid addressed to the respective party as set forth below, which address may be changed by written notice to the other party:

If to Parent or the Bank:

Equity Bank

7701 E. Kellogg, Suite 300

Wichita, Kansas 67202

Attn: CEO

E-mail: brade@equitybank.com

If to Executive, the most recent electronic mail or physical address on file with the Bank.

7.Section 280G.

(a)Notwithstanding anything in this Agreement to the contrary, in the event it will be determined that any payment or distribution by the Equity Group to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to Executive, a calculation will be made comparing (i) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under clause (i) of the immediately preceding sentence is less than the amount calculated under clause (ii) thereof, then the Payments will be limited to the extent necessary to avoid triggering the Excise Tax (the “Reduced Amount”).

(b)The reduction of the Payments, if applicable, will be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the Change of Control, as determined by the accounting firm that was the Bank’s independent auditor immediately before the Change of Control (the “Determination Firm”). For purposes of this Section 7, present value will be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section 7, the “Parachute Value” of a Payment means the present value as of the date of the Change of Control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

(c)All determinations required to be made under this Section 7, including whether an Excise Tax would otherwise be imposed, whether the Payments will be reduced, the amount of the Reduced Amount, and the assumptions to be utilized in arriving at such determinations, will be made by the Determination Firm, which will provide detailed supporting calculations both to the Bank and Executive within fifteen (15) business days after the receipt of notice from Executive that a Payment is due to be made, or such earlier time as is requested by the Bank. All fees and expenses of the Determination Firm will be borne solely by the Bank. Any determination by the Determination Firm will be binding upon the Bank and Executive.

(d)As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that amounts will have been paid or distributed by the Equity Group to or for the benefit of Executive that should not have been so paid or distributed (an “Overpayment”) or that additional amounts that will have not been paid or distributed by the Equity Group to or for the benefit of Executive could have been so paid or distributed (an “Underpayment”). In the event that the Determination Firm, based upon the assertion of a deficiency by the Internal Revenue Service against the Equity Group or Executive that the Determination Firm believes has a high probability of success determines that an Overpayment has been made, any such Overpayment paid or distributed by the Equity Group to or for the benefit of Executive will be repaid by Executive to the appropriate member of the Equity Group together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code; provided, however, that no such repayment will be required if and to the extent such deemed repayment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.

In the event that the Determination Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment will be promptly paid by the Equity Group to or for the benefit of Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

(e)To the extent requested by Executive, the Bank will cooperate with the Executive in good faith in valuing, and the Determination Firm will take into account the value of, services provided or to be provided by Executive (including Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant) before, on or after the date of a change in ownership or control of Parent or the Bank (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

8.Section 409A of the Code.

(a)The amounts payable pursuant to this Agreement are intended to be exempt from Section 409A of the Code and related U.S. treasury regulations or official pronouncements and will be construed in a manner that is compliant with such exemption; provided, however, if and to the extent that any compensation payable under this Agreement is determined to be subject to Section 409A of the Code, this Agreement will be construed in a manner that will comply with Section 409A of the Code.  The terms “termination of employment” and “separate from service” as used throughout this Agreement refer to a “separation from service” within the meaning of Section 409A of the Code. Any payments under this Agreement that may be excluded from Section 409A of the Code either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under this Agreement shall be treated as a separate payment.

(b)If any benefits payable or otherwise provided under this Agreement would be deemed to constitute non-qualified deferred compensation subject to Section 409A of the Code, Parent or the Bank, as applicable, will have the discretion to adjust the terms of such payment or benefit (but not the amount or value thereof) as reasonably necessary to comply with the requirements of Section 409A of the Code to avoid the imposition of any excise tax or other penalty with respect to such payment or benefit under Section 409A of the Code.

(c)Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed on the Termination Date to be a “specified employee” within the meaning of Section 409A of the Code, then any payments and benefits under this Agreement that are subject to Section 409A of the Code and paid by reason of a termination of employment will be made or provided on the later of (i) the payment date set forth in this Agreement or (ii) the date that is the earliest of (A) the expiration of the six-month period measured from the Termination Date, or (B) the date of Executive’s death (the “Delay Period”).  Payments and benefits subject to the Delay Period will be paid or provided to Executive without interest for such delay.

Any expense reimbursement payable to Executive under the terms of this Agreement will be paid on or before March 15 of the calendar year following the calendar year in which such reimbursable expense was incurred. The amount of such reimbursements that the Bank is obligated to pay in any given calendar year will not affect the amount the Bank is obligated to pay in any other calendar year. In addition, Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.

9.Binding Effect; Successors and Assigns. This Agreement will inure to the benefit of and be binding upon and enforceable by Executive and his estate, personal representatives, and heirs, and by Parent, the Bank and their respective successors and assigns. This Agreement and the payments hereunder may not be assigned, pledged or otherwise hypothecated by Executive. The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Bank to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, the “Bank” will mean the Bank as herein defined and any successor to their respective business or assets which assumes this Agreement by operation of law or otherwise.

10.Entire Agreement. This Agreement is intended by the parties hereto to constitute the entire understanding of the parties with respect to the employment of Executive as an employee and officer of the Bank following the Effective Time and supersedes and replaces any prior offer letter or employment agreement by and between the Bank and Executive.

11.Withholding of Taxes. Parent and the Bank may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as Parent or the Bank, as applicable, is required to withhold pursuant to any applicable law, regulation or ruling.

12.Dispute Resolution/Agreement to Arbitrate Claims. To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with Parent and the Bank, Executive, Parent and the Bank agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with Parent or the Bank, or the termination of Executive’s employment from Parent or the Bank, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1, et seq. and to the fullest extent permitted by law, by final, binding and confidential arbitration, provided that neither party may initiate arbitration until 30 days after mediation with a mediator agreed upon by the parties, and where mediation does not result in resolution of the dispute.

13. Except as provided below, Parent, the Bank and Executive agree that confidential arbitration is the exclusive, final and biding method for resolving all such claims

(a)Claims Covered By this Agreement. Disputes that are subject to arbitration under this Agreement include, but are not limited to, claims for wages or other compensation due, including claims for overtime; meal or rest break claims; claims for breach of any contract or covenant (express or implied); tort claims, including, but not limited to claims for defamation, intentional infliction of emotional distress, invasion of privacy, and all negligence-based claims; personal injury claims; claims for discrimination, harassment and/or retaliation in employment including, but not limited to claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment

Act, the Older Worker Benefit Protection Act, the Sarbanes-Oxley Act, all as they may have been amended from time to time, claims for misclassification, and claims for violation of common law or any other federal, state, or local laws relating to employment or separation from employment or benefits associated with employment or separation for employment.

(b)Claims Not Covered By this Agreement. Claims for workers’ compensation, unemployment insurance, and claims for injunctive relief are not covered by this Agreement. Nothing in this Agreement is intended to prevent Executive from filing an administrative claim with the Equal Employment Opportunity Commission. Moreover, Executive, Parent or the Bank may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement and/or enforce and arbitration award.

(c)Arbitration Rules and Procedures. The arbitration is to be conducted in or near Wichita, Kansas by JAMS, Inc. (“JAMS”) or its successors before a mutually selected single neutral arbitrator, under JAMS’ then applicable rules and procedures for employment disputes (which will be provided to Executive upon request); provided that the arbitrator shall: (i) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (ii) issue a written arbitration decision including the arbitrator’s essential findings and conclusions on which the award was based and a statement of the award. Executive, Parent and the Bank each shall be entitled to all rights and remedies that either would be entitled to pursue in a court of law. Questions of whether a claim is subject to arbitration under this Agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. To the maximum extent permitted by applicable law, all claims, disputes, or causes of action under this section, whether by Executive, Parent or the Bank, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The Arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. EACH OF EXECUTIVE, PARENT AND THE BANK ACKNOWLEDGE THAT BY AGREEING TO THIS ARBITRATION PROCEDURE, THEY WAIVE THE RIGHT TO RESOLVE ANY SUCH DISPUTE THROUGH A TRIAL BY JURY OR JUDGE OR ADMINISTRATIVE PROCEEDING. The Bank shall pay all filing fees in excess of those which would be required if the dispute were decided in a court of law (that is, costs that are unique to arbitration) and shall pay the arbitrator’s fee. Each party shall pay the fees of its attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration; provided that an arbitrator may award attorneys’ fees to the prevailing party, if the arbitrator determines in its sole discretion that such an award is permitted by applicable law. Any dispute as to whether a cost is unique to arbitration will be exclusively resolved by the arbitrator. Each of Executive, Parent and the Bank have the right to be represented by legal counsel at any arbitration proceeding. The arbitration proceedings will be confidential to the extent permitted by law. Executive, Parent and the Bank will maintain all information and documents exchanged in connection with and in the course of the arbitration as confidential, except to the extent the disclosure of such information or documentation is necessary to enforce any award or challenge any award as permitted by the applicable law.

(d)No Change in At-Will Employment. This agreement to arbitrate claims is not a contract of employment, expressed or implied, and Executive, Parent and the Bank acknowledge that Executive’s employment is at-will and that this agreement does not change the “at-will” status of Executive’s employment subject to the Bank’s obligations under Sections 3 (b) and (d). EACH OF EXECUTIVE, PARENT AND THE BANK ACKNOWLEDGE THAT

THEY HAVE READ AND UNDERSTAND THE TERMS OF SECTION 12, AGREEMENT TO ARBITRATE CLAIMS, AND AGREE TO BE BOUND BY ITS TERMS.

14.Amendments. This Agreement may not be amended or modified except in writing signed by both parties.

15.Right to Setoff. The Bank may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable by the Bank to Executive under this Agreement or otherwise such amounts as may be owed by Executive to the Bank, although the Executive shall remain liable for any part of Executive’s payment obligation not satisfied through such deduction and setoff. By signing this Agreement, Executive agrees to any deduction or setoff under this Section 15, to the maximum extent permitted by law.

16.Waivers. The failure of either party to insist upon the strict performance of any provision hereof will not constitute a waiver of such provision. All waivers must be in writing.

17.Future Employers. The Bank may notify anyone employing Executive or evidencing an intention to employ Executive as to the existence and provisions of this Agreement and may provide any such person or organization a copy of this Agreement. Executive agrees that for a period equal to the Restricted Period after Executive’s termination of employment for any reason, Executive will provide the Bank the identity of any employer Executive goes to work for along with Executive’s job title and anticipated job duties with any such employer.

18.Governing Law. This Agreement will be deemed to be made in and in all respects will be interpreted, construed and governed by and in accordance with the laws of the State of Kansas, excluding its conflicts of laws.

19.Severability. In the event any provision of this Agreement is held illegal or invalid, the remaining provisions of this Agreement will not be affected thereby.

20.Definitions. For purposes of this Agreement:

(a)“Cause” means any of the following acts or omissions by Executive: (i) any act or omission requiring the Bank to terminate Executive in order to comply with Section 19 of the Federal Deposit Insurance Act, 12 USC Section 1829(a), (ii) the commission of a felony or any other crime involving moral turpitude or the pleading of nolo contendere to any such act, (iii) the commission of any act or acts of dishonesty when such acts are intended to result or result, directly or indirectly, in gain or personal enrichment of Executive or any related person or affiliated company and are intended to cause harm or damage to any member of the Equity Group, (iv) the illegal use of controlled substances, (v) the misappropriation or embezzlement of assets of any member of the Equity Group, (vi) the breach of any material term or provision of this Agreement, (vii) a knowing and willful violation of a material business directive of the Direct Supervisor that is not remedied within a reasonable period after receipt of written notice from the Direct Supervisor, who may determine the reasonable cure period in such written notice; (viii) continuing or habitual drug or alcohol use that materially interferes with the performance of Executive’s duties and responsibilities; or (ix) failure or refusal by Executive to substantially perform his or her duties to the reasonable satisfaction of the Direct Supervisor.  The Bank may place Executive on paid leave for up to 60 days while it is determining whether there is a basis to terminate the Executive's employment for Cause. Any such action by the Bank will not constitute Good Reason.

(b)“Change of Control” means the occurrence, after the Effective Date, of any event described in (i), (ii) or (iii) below.

(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (A) the then-outstanding equity interests of Parent (the “Outstanding Company Equity”) or (B) the combined voting power of the then-outstanding voting securities of Parent entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 19(b)(i), the following acquisitions will not constitute a Change of Control: (1) any acquisition directly from Parent, (2) any acquisition by Parent, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent, the Bank, or any of their respective affiliates, or (4) any acquisition by any corporation or other entity pursuant to a transaction that complies with Section 19(b)(iii)(X), Section 19(b)(iii)(Y), or Section 19(b)(iii)(Z);

(ii)Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Parent’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(iii)Consummation of (A) a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving Parent or any of its subsidiaries, (B) a sale or other disposition of assets of Parent that have a total gross fair market value (i.e., determined without regard to any liabilities associated with such assets) equal to or more than 75% of the total gross fair market value of all of the assets of Parent immediately prior to such sale or other disposition, or (C) the acquisition of assets or equity interests of another entity by Parent or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (X) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Equity and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors or equivalent body of the entity resulting from such Business Combination (including, without limitation, a corporation or other entity that, as a result of such transaction, owns Parent or all or substantially all of Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Equity and the Outstanding Company Voting Securities, (Y) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of Parent or such other entity resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding equity interests of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (Z) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination.

(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Confidential Information” means and includes the Equity Group’s confidential and/or proprietary information and/or trade secrets that have been developed or used and/or will be developed and that cannot be obtained readily by third parties from outside sources. Confidential Information includes, by way of example and without limitation, the following: information regarding customers, employees, contractors, and the industry not generally known to the public; strategies, methods, books, records, and documents; technical information concerning products, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, investors, and business affiliates (such as contact name, service provided, pricing for that customer, amount of services used, credit and financial data, and/or other information relating to the Equity Group’s relationship with that customer); pricing strategies and price curves; plans and strategies for expansion or acquisitions; budgets; customer lists; research; financial and sales data; trading terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating the Equity Group; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other such confidential or proprietary information.

(e)“Direct Supervisor” means the individual identified on Appendix A.

(f)“Disability” means the inability of Executive to perform the essential functions of his position with or without reasonable accommodation by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(g)“Good Reason” means a termination of employment by Executive due to the occurrence of one (1) or more of the following events which are not corrected within thirty (30) days after receipt of written notice from Executive to the Board:

(i)A material adverse change in Executive’s status, title, position or responsibilities (including reporting responsibilities) with the Bank;

(ii)Assignment to Executive of any duties or responsibilities which are materially inconsistent with the position or responsibilities of Executive with the Bank;

(iii)A material reduction in Executive’s Base Salary;

(iv)The requiring of Executive to relocate his or her principal business office to any place outside a thirty (30) mile radius from Executive’s current place of employment in Wichita, Kansas (reasonable required travel on Equity Group business will not constitute a relocation of Executive’s principal business office); or

(v)A material breach of any provision of this Agreement which is not timely corrected by Parent or the Bank, as applicable, upon thirty (30) days prior written notice from Executive;

provided, however, that Executive must provide notice to the Board within ninety (90) days of obtaining knowledge of any of the events listed above and Executive must terminate his or her employment no later 90 days from the date of the occurrence of any of the foregoing events in order for such termination to be deemed a termination for Good Reason.

(h)“Restricted Area” means, as of any given date, any county in which the Bank has a physical location or has taken material steps to establish a physical location, and any county that is contiguous to any such county.

(i)“Restricted Period” means the period that begins on the Effective Date and ends twelve (12) months following the Termination Date.

21.Survival.  Provisions of this Agreement will survive any termination of Executive’s employment if so provided or if necessary or desirable to fully accomplish the purposes of the other surviving provisions, including, without limitation, the obligations of Executive under Section 4 and the obligations of the Bank under Sections 3,

22.Counterparts. This Agreement may be executed in counterparts (which may be exchanged by facsimile or e-mail), each of which is deemed an original, but which together will constitute one and the same instrument.

23.Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” will mean “including, without limitation.”

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EQUITY BANK
By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman/CEO

EXECUTIVE
/s/ Julie Huber
Julie Huber

For the limited purposes set forth herein: EQUITY BANCSHARES, INC.
By:	/s/ Brad S. Elliott
Name:	Brad S. Elliott
Title:	Chairman/CEO

APPENDIX A

Other Compensation and Benefits

A.

Country Club Membership. During the Term, the Bank will pay Executive's reasonable membership expenses (including fees, dues and related expenses) at such country club or clubs as approved by the Board (or a committee thereof). Reimbursements for such membership dues shall be paid monthly following Executive’s submission of evidence, satisfactory to the Bank, of the membership dues incurred.

B.

Vacation, Paid Time Off. One hundred sixty (160) hours of paid vacation per calendar year (prorated for partial calendar year) to be used in accordance with the Bank’s vacation policies, as in effect from time to time, and as may be modified.  Executive will receive other paid time off in accordance with the Bank’s policies for senior management as such policies may exist from time to time, and as may be modified.

C.	Company Car. Executive shall be provided a Company car selected by his/her Direct Supervisor.

D.	Direct Supervisor. Brad Elliott, Chairman/CEO.